                                                                    EXHIBIT 12.2


                                    PROLOGIS
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED SHARE DIVIDENDS
                          (DOLLAR AMOUNTS IN THOUSANDS)


                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,                                  YEAR ENDED DECEMBER 31,
                                 -------------------------      ----------------------------------------------------------------
                                     2002         2001              2001         2000         1999         1998         1997
                                 -----------   -----------      -----------  -----------  -----------   -----------  -----------
Earnings before gains (losses)
  on disposition of real estate
  and foreign currency
  exchange gains (losses)        $   181,719   $   173,824      $   126,582  $   236,221  $   161,570   $   102,936  $    38,832

Add:
     Interest Expense                116,790       123,377          163,269      172,191      170,746        77,650       52,704
                                 -----------   -----------      -----------  -----------  -----------   -----------  -----------

Earnings as Adjusted             $   298,509   $   297,201      $   289,851  $   408,412  $   332,316   $   180,586  $    91,536
                                 ===========   ===========      ===========  ===========  ===========   ===========  ===========

Combined Fixed Charges and
   Preferred Share Dividends:
     Interest Expense            $   116,790   $   123,377      $   163,269  $   172,191  $   170,746   $    77,650  $    52,704
     Capitalized Interest             20,889        18,430           24,276       18,549       15,980        19,173       18,365
                                 -----------   -----------      -----------  -----------  -----------   -----------  -----------

         Total Fixed Charges         137,679       141,807          187,545      190,740      186,726        96,823       71,069
     Preferred Share Dividends        24,537        29,130           37,309       56,763       56,835        49,098       35,318
                                 -----------   -----------      -----------  -----------  -----------   -----------  -----------

Combined Fixed Charges and
  Preferred Share Dividends      $   162,216   $   170,937      $   224,854  $   247,503  $   243,561   $   145,921  $   106,387
                                 ===========   ===========      ===========  ===========  ===========   ===========  ===========

Ratio of Earnings, as Adjusted
  to Combined Fixed Charges
  and Preferred Share Dividends          1.8          1.7               1.3          1.7          1.4          1.2           (a)
                                 ===========   ==========       ===========  ===========  ===========   ==========   ===========


(a) Due to a one-time, non-recurring, non-cash charge of $75.4 million relating to the costs incurred in acquiring the management companies from a related party, earnings were insufficient to cover combined fixed charges and preferred share dividends for the year ended December 31, 1997 by $14.9 million.